UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 16, 2013

OCULUS INNOVATIVE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33216	68-0423298
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1129 N. McDowell Blvd, Petaluma, CA	94954
(Address of principal executive offices)	(Zip Code)

(707) 283-0550

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously announced, on November 22, 2013, Oculus Innovative Sciences, Inc. (the “Company”) received a letter from the Listing Qualifications staff of The Nasdaq Stock Market LLC (“Nasdaq”), notifying the Company that it was not in compliance with Nasdaq Listing Rule 5550(b)(1), which requires the Company to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing on the Nasdaq Capital Market. As of September 30, 2013, the Company had stockholders’ equity of $1,550,000, as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed by the Company with the Securities and Exchange Commission on November 19, 2013. The letter also noted that, as of November 21, 2013, the Company did not meet the compliance alternative requirement of market value of listed securities under Listing Rule 5550(b)(2), or the compliance alternative requirement of net income from continuing operations under Listing Rule 5550(b)(3).

The Company announced two transactions that increased its stockholders’ equity.

On December 9, 2013, the Company closed on a registered direct offering of 550,000 shares of common stock at $4.00 per share, with no warrant coverage, yielding gross proceeds of $2.2 million. This transaction resulted in an increase to the Company’s stockholders’ equity of $2 million.

The second transaction involved the sale of 617,285 shares of the Company’s common stock by the Company’s lenders, Venture Lending and Leasing V, LLC and Venture Lending and Leasing VI, LLC (collectively with Venture Lending and Leasing V, LLC, “VLL”). On October 30, 2012, the Company entered into a stock purchase agreement with VLL for the issuance of shares of common stock having an aggregate fair market value equal to $3,500,000 and subsequently issued an aggregate of 617,285 shares to VLL. The use of proceeds from the sale of the shares pursuant to the stock purchase agreement was intended to be used to eliminate the Company’s put warrants liabilities under certain warrants held by VLL and to eliminate or reduce outstanding debt payments owed by the Company under certain loans outstanding with VLL. As of December 16, 2013, VLL sold all of its shares of the Company’s common stock acquired in the October 2012 transaction at an average price of about $5.35 per share. The net proceeds of the shares will be applied to the put warrant liabilities of those certain warrants held by VLL, and will also prepay the remaining balance of principal and interest owed by the Company under those certain loan agreements with VLL. The net result of this transaction is intended to increase the Company’s stockholders’ equity by $1 million.

As a result of the equity raise and the sale of shares held by VLL, the Company increased its stockholders’ equity by $3 million, and on a pro forma basis at September 30, 2013, the Company has obtained $4.5 million in stockholders’ equity. Accordingly, as of the date of this report, the Company believes it has regained compliance with the $2.5 million stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2013 does not evidence such compliance, then the Company may be subject to delisting.

This report contains forward-looking statements. Forward-looking statements include, but are not limited to, statements that express the Company’s intentions, beliefs, expectations, strategies, predictions or any other statements related to its future activities, or future events or conditions. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performances and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those risks discussed in the Company’s Annual Report on Form 10-K and in other documents that the Company files from time to time with the SEC. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this report, except as required by law.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCULUS INNOVATIVE SCIENCES, INC.

Date: December 18, 2013	By:	/s/ Robert Miller
Robert Miller
Chief Financial Officer

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